Exhibit 99.1

Wize Pharma Announces Presentation of New Data on LO2A in the Treatment of
Dry Eye Syndrome in Patients with Sjögren’s Syndrome

LO2A showed efficacy in improving key measures of dry eye in patients with Sjögren’s;
Wize is currently enrolling patients in a Phase IV study in this indication

HOD HASHARON, Israel, May 22, 2018 -- Wize Pharma, Inc. (OTCQB: WIZP), a clinical-stage biopharmaceutical company focused on the treatment of ophthalmic disorders, announced today that at the Association for Research in Vision and Ophthalmology (ARVO) 2018 Annual Meeting on May 2, 2018 in Honolulu, Hawaii, new data was reported on a formula known as LO2A, a product that Wize has in-licensed certain rights to purchase, market, sell and distribute.

The poster presentation titled, “The anti-inflammatory effect of isotonic glycerol in Sjögren’s syndrome-related dry eye” was delivered by Dr. Huba J. Kiss and presented findings from a study conducted by him at the Department of Ophthalmology, Semmelweis University, in Budapest, Hungary.

“Based on this study, data shows that using LO2A resulted in a significant improvement of the subjective and objective symptoms of the Sjögren’s syndrome-related dry eye disease. This data supports our development efforts for LO2A in multiple markets including Israel where we are currently enrolling patients in a randomized, double-masked Phase IV study in this indication. LO2A is already approved in the Netherlands for this indication,” stated Wize’s Chairman, Ron Mayron.

LO2A resulted in a significant improvement of the subjective and objective symptoms of Sjögren’s syndrome-related dry eye disease in this study and importantly LO2A did so without the need for anti-inflammatory agents. Based on in vitro experiments, isotonic glycerol-induced decrease of HLA-DR expression may be responsible for this favourable effect.

The data showed that a three-month long use of LO2A resulted in a decrease of the lid parallel conjunctival folds (LIPCOF) degree from the initial 2.48±0.75 on the right eye and 2.57±0.75 on the left eye to 1.33±0.73 and 1.38±0.67, respectively. P values for both the right and left eye were <0.001. Initial lissamine green staining of the eye surface also decreased significantly, with a P value of 0.001 for both the right and left eye from 1.76±0.89 and 1.95±0.86 to 0.29±0.56 and 0.29±0.56, respectively. There was a significant decrease, with a P value of <0.001, in the ocular surface disease index (OSDI) values from 55.81±15.19 to 32.54±19.51. Tear secretion did not change significantly, with a P value of 0.38 for the right eye and a P value of 0.45 for the left. 21 patients were enrolled in this prospective, unmasked, self-controlled study.

About Dry Eye Syndrome (DES) and Sjögren’s

Dry Eye Syndrome (DES) is caused by the reduced production and/or improper quality of tear film. One of the causes of reduced tear production is Sjögren’s, a chronic autoimmune disease that is estimated to affect up to 4 million people in the U.S. In patients with DES and Sjögren’s, the absence of adequate tear production disrupts the normal function of the tear film in protecting the surface of the eye, resulting in increased friction that damages the integrity of the corneal and conjunctival surface

About Wize

Wize Pharma, Inc. is a clinical-stage biopharmaceutical company currently focused on the treatment of ophthalmic disorders, including DES. Wize has in-licensed certain rights to purchase, market, sell and distribute a formula known as LO2A, a drug developed for the treatment of DES, and other ophthalmological illnesses, including conjunctivochalasis (CCH) and Sjögren’s syndrome in the United States, Israel, Ukraine, China and have an option to purchase the rights to additional territories. Wize is currently conducting a Phase II trial of LO2A for patients with CCH and a Phase IV study of LO2A for patients with Sjögren’s.

LO2A is currently registered and marketed by its inventor in Germany and Switzerland for the treatment of DES, in Hungary for the treatment of DES and CCH and in the Netherlands for the treatment of DES and Sjögren’s. Wize’s strategy involves engaging local or multinational distributors to handle the distribution of LO2A.

Forward Looking Statements

Wize cautions you that statements in this press release that are not a description of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words referencing future events or circumstances such as “expect,” “intend,” “plan,” “anticipate,” “believe,” and “will,” among others. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon Wize’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks related to the substantial debt that we have incurred; our needs for additional financing; our dependence on a single compound, LO2A and on the continuation of our license to commercialize LO2A; our inability to expand our rights under our license of LO2A; the initiation, timing, progress and results of our trials and product candidate development efforts; our ability to advance LO2A into clinical trials or to successfully complete our preclinical studies or clinical trials; our receipt of regulatory approvals for LO2A, and the timing of other regulatory filings and approvals; the clinical development, commercialization and market acceptance of LO2A; our ability to establish and maintain corporate collaborations; the implementation of our business model and strategic plans for our business and product candidates; the scope of protection we are able to establish and maintain for intellectual property rights covering LO2A and our ability to operate our business without infringing the intellectual property rights of others; estimates of our expenses, future revenues, and capital requirements; competitive companies, technologies and our industry; and statements as to the impact of the political and security situation in Israel on our business. More detailed information about the risks and uncertainties affecting Wize is contained under the heading “Risk Factors” included in Wize’s Registration Statement on Form S-1/A filed with the SEC on May 10, 2018, and in other filings that Wize has made and may make with the SEC in the future. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they were made. Wize does not undertake any obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as may be required by law.

For all investor enquiries, please contact:
Noam Danenberg
Chief Operating Officer
+972-72-260-0536
noam@wizepharma.com